EXHIBIT 10.35

SECOND AMENDMENT TO
SALARY CONTINUATION AGREEMENT

WHEREAS, the Board of Directors determined it was in the best interests of Golden Enterprises, Inc. (the “CORPORATION”) to enter into a Salary Continuation Plan (a non-qualified deferred compensation plan) for Mark W. McCutcheon (“MCCUTCHEON”) in order to encourage MCCUTCHEON to remain employed with the CORPORATION; and

WHEREAS, John S. Stein, as Chairman, and MCCUTCHEON executed the Mark McCutcheon Salary Continuation Plan and the Mark McCutcheon Salary Continuation Trust on May 15, 2002 (the “Original Salary Continuation Plan”); and

WHEREAS, Section 409A of the Internal Revenue Code (“Section 409A”) was enacted subsequent to the adoption of the Original Salary Continuation Plan, and on December 30, 2008, the CORPORATION and MCCUTCHEON entered into an Amendment to Salary Continuation Plan (the “First Amendment”; and together with the Original Salary Continuation Plan, the “Salary Continuation Plan”) to bring the Salary Continuation Plan into documentary compliance with Section 409A; and

WHEREAS, it is the intent and desire of the parties hereto to further amend the Salary Continuation Plan to clarify the effect of a Change of Control, as defined in the Salary Continuation Plan and to delete (i) Section 5 of the Salary Continuation Plan and (ii) the phrases “, adjusted pursuant to Section 5 hereof” and “(or such adjusted monthly amount)”, which phrases appear in Sections 2, 3 and 4 of the Salary Continuation Plan.

NOW, THEREFORE, the CORPORATION and MCCUTCHEON hereby agree to the following amendments to the Salary Continuation Plan:

1.          The following shall be added to the end of the second sentence of Section 11 of the Salary Continuation Plan:

“, and (i) MCCUTCHEON’s continued employment with the CORPORATION shall no longer be a condition to his or his beneficiary’s receipt of death, disability and/or retirement benefits pursuant to this Plan or to the CORPORATION’s obligation to make contributions to the Trust pursuant to Section 6, (ii) the second sentence of Section 9 shall be of no further force and effect, and (iii) the CORPORATION shall pay to MCCUTCHEON the amounts set forth in Sections 2, 3 and 4, without regard to MCCUTCHEON’s status as an employee of the CORPORATION.”

2.          Section 5 of the Salary Continuation Plan is deleted in its entirety and the phrases “, adjusted pursuant to Section 5 hereof” and “(or such adjusted monthly amount)” are deleted in their entirety.

3.          Exhibit 1 titled “Example of Yearly Adjustment” is hereby deleted in its entirety.

4.          All of the terms and provisions of the Salary Continuation Plan shall, as previously amended and as amended and modified hereby remain in full force and effect. On and after the date hereof, each reference in the Salary Continuation Plan to “this Plan”, “hereunder”, “hereof” or words of like import referring to the Salary Continuation Plan shall mean and be a reference to the Amended Salary Continuation Plan. Except as expressly provided herein, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of the parties under the Salary Continuation Plan, nor alter, modify, amend or in any way affect any of the obligations or covenants contained in the Salary Continuation Plan, all of which are ratified and confirmed in all respects and shall continue in full force and effect.

5.          This Amendment shall be retroactive to and effective as of May 15, 2002.

Dated this the 14th day of       July      , 2016.

BY ORDER OF THE BOARD OF DIRECTORS GOLDEN ENTERPRISES, INC.

By:	/s/ Mark W. McCutcheon
Mark W. McCutcheon
Chairman

/s/ Mark W. McCutcheon
MARK W. MCCUTCHEON – EMPLOYEE